SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and General Release (hereinafter, the “Agreement”) is made and entered into this 1st day of August, 2025 by and between Don McGuire (hereinafter referred to as “Executive”), and Automatic Data Processing, Inc. (hereinafter referred to as the “Company”).
In exchange for the mutual promises contained herein and pursuant to the Automatic Data Processing, Inc. Corporate Officer Severance Plan (the “Corporate Officer Severance Plan”), Executive and the Company, intending to be bound hereby, covenant and agree as follows:
1.Executive is a participant in the Corporate Officer Severance Plan. The parties agree that for the purposes of facilitating an amicable separation of Executive from the Company, Company is treating Executive’s termination as a “Qualifying Termination” under the Corporate Officer Severance Plan, which treatment would entitle Executive to the benefits and obligations as set forth therein. Executive’s employment with the Company will terminate at the close of business on September 30, 2025 (the “Separation Date”). As of October 1, 2025, Executive will cease to be an officer of the Company.
2.The Company and Executive further agree to the following:
(a)The Company will pay Executive a separation payment in the total gross amount of $1,065,300.00. Except as set forth in this paragraph 2(a), this separation payment will be paid out in pro-rata installments in accordance with the Company’s payroll practices (which equals the gross monthly amount of $59,183.33 for each month (such aggregate monthly amount is the “Monthly Installments”)) between the Separation Date and the 18-month anniversary of the Separation Date. The Monthly Installments will be made on the Company’s regular pay dates. Notwithstanding the foregoing, no installment will be paid until Executive has executed and delivered to the Company a Restrictive Covenant Agreement and a Release (and the time to revoke has passed) as set forth in paragraphs 3(b) and 7(a) below. However, the first installment will be in an amount that covers the period of time from the Separation Date through the date of such first payment.

(b)Executive will be entitled to be paid a prorated bonus (based upon a target bonus of $1,065,300.00) in respect of FY’26, based on actual performance for the full fiscal year as set forth in Section 1.17 of the Corporate Officer Severance Plan; such bonus will be paid to Executive in accordance with the Company’s customary cycle.
(c)     With respect to the Company’s performance stock unit program, the Executive will be entitled to receive: (i) the share units and dividend equivalents earned in respect of the original September 2022 target award (which target award includes dividend equivalents to date and will be adjusted for future quarterly dividend equivalents), subject to the achievement of the Company’s performance goals applicable to such award, with any such award to be paid within 20 business days of September 1, 2025, (ii) the share units and dividend equivalents earned in respect of the original September 2023 target award (which target award includes dividend equivalents to date and will be adjusted for future quarterly dividend equivalents), subject to the achievement of the Company’s performance goals applicable to such award, with any such award to be paid within 20 business days of September 1, 2026; and (iii) the share units and dividend equivalents earned in respect of the original September 2024 target award (which target award includes dividend equivalents to date and will be adjusted for future quarterly dividend equivalents), subject to the achievement of the Company’s performance goals applicable to such award, with any such award to be paid within 20 business days of September 1, 2027. All other terms of the PSU program will remain in full force and effect.
(d)     All outstanding unvested ADP stock options previously granted to Executive will continue to vest in accordance with their terms, and Executive may exercise all such options within 37 months of March 31, 2027. Notwithstanding the foregoing, all vested stock options must be exercised prior to their original expiration date, regardless of the exercise periods set forth herein. All vested stock options that are not exercised within the time periods set forth above will be automatically exercised by Fidelity Investments. Shares will be withheld to cover the option cost and any applicable taxes and net shares will be deposited into your account with Fidelity.
(e)     All outstanding unvested units of ADP common stock with time-based restrictions previously granted to Executive under the Company’s time-based restricted stock unit program will continue to vest in accordance with their terms. All other terms and conditions of the time-based restricted stock unit program will remain in effect.
(f)     Executive understands and acknowledges that the terms and conditions of the calendar year 2025 10b5-1 Trading Plan (entered into September 2024) executed with Fidelity Investments will remain in full force and effect for calendar year 2025 subject to earlier termination in accordance with the Terms and Conditions of such 10b5-1 Trading Plan. Subject to these 10b5-1 trading plans, Executive understands and acknowledges that for a period of six (6) months following the Separation Date he will continue to be a “Restricted Person” as such term is used in the Company’s Insider Trading Policy, and he will continue to abide by all rules and limitations applicable thereunder to Restricted Persons.
(g)     The Company will timely pay Executive all of the “Accrued Obligations” (as defined in the Corporate Officer Severance Plan) including without limitation Executive’s accrued base salary and unused vacation (which for avoidance of doubt includes all then accrued vacation) as of the Separation Date.
(h)     The Company will reimburse Executive for outstanding expenses properly incurred through the Separation Date that are submitted to the Company no later than the thirty (30) days following the Separation Date. All such expenses will be reimbursed in accordance with the Company’s existing policy.
(i)     The Company will allow Executive to keep the car leased to him by the Company under the Company’s Executive Fleet Program through the Separation Date; upon which Executive will either return such car to Company or purchase such car in accordance with the terms of the Executive Fleet Program. ADP’s Director of Global Fleet Management will coordinate the details of such transfer with Executive. In lieu of continued access to the Executive Fleet Program during the 18-month period following the Separation Date, Executive will receive a car allowance in the total gross amount of $25,500.00; which will be paid out in pro-rata installments in accordance with the Company’s payroll practices (which equals the gross monthly amount of $1,416.67) between the Separation Date and the 18-month anniversary of the Separation Date, and will be included in the Monthly Installments in paragraph 2(a) hereunder.
(j)     Executive’s welfare benefits (medical, dental, vision, wellness, life, long-term disability, Flexible Spending Accounts (“FSA”), Accidental Death & Dismemberment Insurance, Business Travel Accident Insurance, Personal Accident Insurance and any other welfare benefits the Company may provide) will terminate effective as of the close of the Separation Date. This paragraph (i) will not be deemed to affect the conversion rights under any life insurance plans. To the extent he participates in such plans as of the Separation Date, Executive will have the right to continue medical, dental, prescription drug, vision and FSA benefits as permitted by law under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and will not incur a break in service if he elects COBRA. Executive will be separately notified of conversion privileges, if any, for Executive’s other health and welfare benefits. Unless otherwise specifically stated herein, nothing in the Agreement constitutes a waiver of any claim for health or long term disability benefits that accrue prior to the Separation Date. Such claims will be processed according to the terms and conditions of the controlling plan documents. Those plans have not been modified in any way by the Agreement.
(k)     For purposes of the Automatic Data Processing, Inc. Retirement and Savings Plan and/or the Automatic Data Processing, Inc. Pension Retirement Plan (collectively referred to as the “Plans”), Executive will be considered a terminated employee as of the close of the Separation Date. As such, contributions, vesting, matches and other service-based benefits, rights and features accorded to employees will terminate as of the close of the Separation Date. All the terms and conditions of the Plans will be governed by the controlling plan documents. The Plans have not been modified in any way by the Agreement.
(l)     Executive agrees to abide by all of the terms and conditions of agreements with the Company executed in connection with all ADP stock options, restricted stock units or PSU awards previously granted to Executive (the “Stock Agreements”), and that any non-competition period, as defined in any such Stock Agreements, will not terminate until 12 months after the last Monthly Installment payment under paragraph 2(a) hereunder. Any use of the term “Restrictive Covenant” in the Agreement will mean any non-competition, non-solicitation, non-disparagement, non-disclosure or confidentiality obligations reflected in the provisions of the Agreement or any other agreement with the Company that Executive has entered into, or any Company plan, policy or arrangement that applies to Executive. If Executive violates any Restrictive Covenant prior to either the payment of any amounts under the Agreement or the vesting of any rights or lapsing of any restrictions on any ADP equity as described hereunder (and as further set forth in paragraph 2(m) hereunder specifically regarding the Executive Retirement Plan, then, in addition to the exercise of any other rights the Company may have as a consequence of such breach, Executive will have immediately forfeited the receipt of any cash payments otherwise owing hereunder as well as the benefit of the vesting of any rights or lapsing of any restrictions on any ADP equity Executive would otherwise expect to receive hereunder.
(m)     Executive is a “Participant” as defined in the Automatic Data Processing, Inc. Executive Retirement Plan (“ERP”). Executive’s benefits under the ERP will be determined in accordance with, and under the terms of, the ERP. Among other things, the ERP provides that if a participant violates the non-competition provisions of any agreement he has entered into with the Company within 24 months after the Separation Date, such Participant will forever and irrevocably forfeit all benefits otherwise due him under the terms of the ERP. The ERP will not have been deemed modified in any way by the Agreement. For purposes of the 24-month period of measurement under the ERP, Executive will be considered to have terminated employment with the Company as of the Separation Date.
(n)     Executive is a “Member” as defined in the ADP Canada Co. Supplementary Excess Retirement Plan (“SERP”). Executive’s benefits under the SERP will be determined in accordance with, and under the terms of, the SERP. The SERP will not have been deemed modified in any way by the Agreement.
(o)     The Company will continue to authorize its mobility services tax provider to prepare Executive’s tax returns and tax equalization calculations for the United States, United Kingdom, and Canada, as applicable. These benefits are exclusive to the tax years impacted by trailing tax obligations of equity awards granted during Executive’s tax equalized period of employment with the Company, prior to Executive’s localization in the United States effective July 1, 2022.
(p)     The Company will cover the cost of one (1) air shipment to the London, United Kingdom area. Executive is eligible for one (1) “LDN” air container and a “D” container or two (2)“D” containers. Due to carrier-imposed size and weight restrictions, the Company will not pay the cost to air ship bulky or excessively heavy items including furniture, appliances, etc. The shipment must be packed by September 30, 2025 and delivered as soon as possible upon arrival in the United Kingdom.
(q)     Executive’s heirs, representatives, assigns or estate will be entitled to any payments pursuant to paragraph 2 of the Agreement in the event of Executive’s death in accordance with Section 8.1 of the Corporate Officer Severance Plan.
(r)     The Company will withhold from any payment made under the Agreement any applicable federal, state and local taxes and social security taxes, as well as any other standard deductions.

3.     Executive and the Company (which, for purposes of this paragraph 3, will include any of the Company’s affiliates), agree to the following with the proviso exceptions herein also applying to any similar restrictive covenant:
(a)     Executive agrees to notify the Company of his intent to accept any offer of employment commencing prior to the first anniversary of the last Monthly Installment payment under paragraph 2(a) hereunder for the purpose of confirming that commencing such employment will not otherwise violate a Restrictive Covenant. Specifically, Executive agrees to inform the Company of (i) the entity making such offer (including the name of the ultimate corporate parent entity, if the entity making the offer is a subsidiary or division with a different name from the ultimate parent company), and (ii) the scope of duties and title of the position to be filled, both by telephone (973-974-5000) and in writing to Paul Boland, Chief Human Resources Officer, One ADP Boulevard, M/S 427, Roseland, NJ 07068, with a copy of such written communication to David Kwon, Chief Legal Officer, One ADP Boulevard, M/S 450, Roseland, NJ 07068, and by email to paul.boland@adp.com, with a copy to david.kwon@adp.com. Mr. Boland or his designee will undertake to respond to Executive’s notice within five business days of receipt of Executive’s written notice.
(b)     Executive will execute and deliver to the Company a Restrictive Covenant Agreement in the form attached hereto as Exhibit A (the “Restrictive Covenant Agreement”) within 45 days of the Separation Date as required by Section 3 of the Corporate Officer Severance Plan. Should Executive fail to timely execute and deliver to the Company the Restrictive Covenant Agreement, Executive agrees that he will not be entitled to the benefits provided under the Agreement or the Corporate Officer Severance Plan, and this Agreement will become null and void.
(c)     In addition to any further “Litigation Cooperation” requirements set forth in Section 4 of the Corporate Officer Severance Plan, Executive agrees to reasonably cooperate with the Company, and to provide all information and sign any corporate records and instruments that the Company may hereafter reasonably request with respect to any matter involving his present or former relationship with the Company (including any direct or indirectly held subsidiaries), the work he has performed, or any present or former employees or clients of the Company.
(d)     In addition to any further “Litigation Cooperation” requirements set forth in Section 4 of the Corporate Officer Severance Plan, Executive agrees that if he is served with a subpoena or court order to testify with respect to any matter involving his present or former relationship with the Company, the work he has performed, or present or former employees or clients of the Company, he will, within 5 days of receipt of such subpoena or court order, notify the Company, c/o Automatic Data Processing, Inc., One ADP Boulevard, Roseland, New Jersey 07068, Attention: Chief Legal Officer, unless the Executive receives written advice from his legal counsel advising that he is not legally permitted to provide such notice to the Company. If Executive does not provide such notice based upon written advice from his legal counsel that he is not legally permitted to provide such notice to the Company, Executive agrees that he will request that the person, entity, court or agency serving such subpoena or court order provide notice consistent with this paragraph 3(d).
4.     Executive agrees that any waiver on the part of the Company as to compliance with any of the terms and conditions of the Agreement will not operate as a waiver of, or estoppel with respect to, any prior, subsequent or other failure by Executive to perform his obligations under the Agreement.
5.     Executive acknowledges that this Agreement, along with the other agreements referenced herein whose terms survive the Separation Date, is the entire agreement between the parties concerning the subject matter hereof. Each party acknowledges that there are no representations by the other party, oral or written, not set forth in the Agreement upon which such party relied in signing the Agreement.
6.     Section 409A:
(a)     The intent of the parties is that payments and benefits under this Agreement comply with or will be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to be exempt from Section 409A or in compliance therewith, as applicable.
(b)     A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms will mean “separation from service.”
(c)     The parties agree and acknowledge that on Executive’s Separation Date, Executive will be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) and any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service” which would otherwise be made or provided during the six (6) month period following Executive’s separation from service will instead be made or provided, in lump sum, on the first business day following the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of Executive’s “separation from service,” and (B) the date of

Executive’s death. Any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein.
(d)     With respect to the payment or provision of any benefit constituting nonqualified deferred compensation subject to Section 409A (i) all expenses or other reimbursements as provided herein will be payable in accordance with the Company’s policies in effect from time to time, but in any event will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year will in any way affect the expenses eligible for reimbursement in any other taxable year, and (iii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchanged for another benefit.
(e)     For purposes of Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment will be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period will be within the sole discretion of the Company.
(f)     Nothing contained in this Agreement will constitute any representation or warranty by the Company regarding compliance with Section 409A and none of the Company, its direct or indirect parents, subsidiaries or affiliates or any of their stockholders, employees or representatives will have any liability to Executive with respect thereto.
7.     Release:
(a)     The Executive will execute and deliver to the Company an irrevocable general release in the form attached hereto as Exhibit B (the “Release”) within 45 days of the Separation Date as required by Section 3 of the Corporate Officer Severance Plan. Should Executive fail to timely execute and deliver to the Company the Release, Executive agrees that he will not be entitled to the benefits provided under this Agreement or the Corporate Officer Severance Plan, and this Agreement will become null and void.
(b)     Except as set forth herein, Executive acknowledges, represents and warrants that the Company owes him no other wages, commissions, bonuses, vacation pay or other compensation or payments of any nature, other than that specifically provided for in the Agreement. Executive further acknowledges that except as provided for herein, the Company will not have any obligation to him or to any other person or entity for any other monies or benefits including, but not limited to, attorneys’ fees, car allowance, use of a Company car, relocation expenses, stock, stock options, restricted stock shares or units, stock purchase plan, pension, medical, life, short-term disability, long-term disability or other insurance, ERISA benefits, severance or any obligation set forth in any agreement of employment or other agreement with the Company, whether such agreement is express or implied.
(c)     Executive warrants that as of the date hereof he is unaware of any conduct by the Company, any of its affiliates, or any of its or their employees, officers, directors, agents, carriers and shareholders and its and their predecessors, successors and assigns that he reasonably believes could form the basis of a material claim against any of them, other than those matters which may have been previously discussed with members of the Company’s legal department in connection with any pending or threatened litigation.
8.     Notification of Rights:
(a)     Executive has twenty-one (21) days from his receipt of the Agreement on June 13, 2025 to consider it, and to return the signed Agreement to David Kwon, Chief Legal Officer, Automatic Data Processing, Inc., One ADP Boulevard, M/S 450, Roseland, New Jersey 07068. In order for Executive to fully understand his statutory rights and the legal effect of a waiver by Executive of those rights, he has the right to consult with an attorney.

(b)     If Executive elects to sign the Agreement it means that: (i) he has read the Agreement and understands it; (ii) he has not received any inducements to sign the Agreement other than what is set forth in the Agreement; (iii) he has had adequate opportunity to consult with an attorney of his choosing and has been advised to do so if he chooses; and (iv) he has signed the Agreement voluntarily and knowingly.
(c)     Executive understands and agrees that if he chooses to sign the Agreement before the expiration of the twenty-one (21) day consideration period, he has waived the remainder of that period.
(d)     After Executive has signed the Agreement, Executive may revoke his acceptance of it within seven (7) days from the date of his execution of the Agreement. Revocation must be made by submitting a written revocation by hand delivery or certified mail, return receipt requested, to David Kwon, Chief Legal Officer, Automatic Data Processing, Inc., One ADP Boulevard, M/S 450, Roseland, New Jersey 07068. If revocation of the Agreement is not made within the seven (7) day revocation period, the Agreement will become final, binding and irrevocable on both parties (except as set forth herein in paragraphs 3(b) and 7(a)).

IN WITNESS WHEREOF, and intending to be legally bound hereby, Executive and Automatic Data Processing, Inc. have executed the foregoing Agreement.
            EXECUTIVE
            By: /s/ Don McGuire
            AUTOMATIC DATA PROCESSING, INC.
By: /s/ David S. Kwon

Exhibit A

RESTRICTIVE COVENANT AGREEMENT

I am a participant in the Automatic Data Processing, Inc. Corporate Officer Severance Plan, and my employment as an executive employee with Automatic Data Processing, Inc., or one of its subsidiaries or affiliated companies (collectively, “ADP”) has been terminated. While employed as an executive employee of ADP, I participated in policy decisions and enjoyed substantial compensation and benefits from ADP, including participation in its 2018 Omnibus Award Plan, and have had access to ADP’s Confidential Information, proprietary information, and trade secrets about the Business of ADP, ADP’s operations, systems, techniques, software and processes, its Clients, Business Partners, Vendors, and other unique trade and business methods, all of which are valuable assets of ADP that are developed at great effort and expense to ADP. I also have had significant contact with ADP’s current and prospective Clients, Business Partners, and/or Vendors in order to develop ADP’s goodwill and client relations so that I could promote ADP’s interests and objectives, and I understand that ADP has invested a significant amount of time and financial resources to develop my skills to assist me in performing my job duties for ADP. While these current and prospective Clients, Business Partners, and/or Vendors may be secured or serviced by ADP associates, including me, I acknowledge that such individuals or entities remain at all times those of ADP and that the goodwill engendered by the relationships is intended to inure only to the benefit of ADP; the goodwill is owned by ADP; and ADP shall be the sole beneficiary of such goodwill during and after the termination of my employment with ADP.

I understand that ADP is a profit-generating business operating in a highly competitive business environment and that it has a valid interest in protecting its valuable assets, including its Confidential Information, proprietary information, and trade secrets, its goodwill and business relationships with its Clients, Business Partners, Vendors, and employees, and the specialized training of its employees, and I recognize that my use of ADP’s valuable assets, directly or indirectly, against or in competition with ADP after my employment will result in irreparable harm to ADP. Accordingly, I understand that this Restrictive Covenant Agreement is meant to limit reasonably and fairly my competition following the end of my employment, and to define the corresponding obligations between me and ADP regarding: (1) unfair competition, (2) the solicitation of Clients, Business Partners or Vendors for or on behalf of ADP’s competitors, (3) the solicitation of ADP’s employees, and (4) the treatment of proprietary information, Confidential Information, and trade secrets.

NOW, THEREFORE, in consideration of my participation in the Automatic Data Processing, Inc. Corporate Officer Severance Plan and receipt of substantial compensation and benefits from ADP thereunder, the mutual benefits conferred herein, and for other good and valuable consideration (the receipt and sufficiency of all of which I hereby acknowledge), I agree as follows:

1.Definitions.

a.“Business of ADP” means the following businesses or services: (i) business outsourcing and human capital management solutions, including, without limitation, human resource, payroll, time, attendance and labor management, pre-employment, talent management, compliance and payment solutions, tax and benefits and retirement administration solutions and employment administration outsourcing solutions, which ADP provides globally; (ii) workers compensation and health insurance, which ADP provides in the United States and Canada through its licensed insurance agencies and consulting services relating to its business outsourcing and human capital management solutions; and (iii) data-driven business intelligence on issues in human capital management, employment, and workforce trends.

b.“Business Partners” means any individual, corporation, limited liability company, partnership, joint venture, association, or other entity, regardless of form, that is or has been in a commercial or business relationship with ADP (excluding Clients and Vendors), including, without limitation, (i) referral partners, resellers, brokers, distributors, licensees, franchisees and marketing partners, (ii) implementation, integration and development partners, (iii) co-investors and joint venture partners, and (iv) any other individual or entity whose products or services ADP purchases, acquires or licenses for use with, or redistribution to, a third party (including Clients).

c.“Clients” means any individual, corporation, limited liability company, partnership, joint venture, association, or other entity, regardless of form, or government or quasi-government entity: (i) for whom ADP provides products or services in connection with the Business of ADP; (ii) for whom ADP has provided products and services in connection with the Business of ADP within the one (1) year period prior to my voluntary or involuntary termination of employment, for any reason, with or without cause, from ADP; (iii) whom I have solicited on behalf of ADP in connection with the Business of ADP within the two (2) year period prior to my voluntary or involuntary termination of employment, for any reason, with or without cause, from ADP; or (iv) about whom I have any Confidential Information or trade secret information.

d.“Competing Business” means any individual (including me), corporation, limited liability company, partnership, joint venture, association, or other entity, regardless of form, that is engaged in any business or enterprise that is the same as, or substantially the same as, that part of the Business of ADP in which I have worked or to which I have been exposed during my employment with ADP (regardless of whether I worked only for a particular segment of that part of the business in which I worked – for example, business segments based on the number of employees a Client has or a particular class of business using an ADP product or service).

e.“Confidential Information” means information and the compilation of information known or possessed by me because of my employment at ADP that is created, compiled, received or gathered by ADP or its agents and is related to the Business of ADP, that is valuable to ADP, and which ADP endeavors to protect from disclosure or use by its competitors and others who could benefit from its use, whether in written, tangible, electronic or any other form of media. Assuming the foregoing criteria are met, Confidential Information includes but is not limited to information about: ADP’s operations, products, business plans, market strategies, and services; research and development of ADP products and services; ADP’s intellectual property and trade secrets; Creative Works, including all publications, products, applications, processes, and software in any stage of development; names and other listings of current or prospective Clients, Business Partners, and Vendors (including contact information that may be compiled in computer databases that are not owned or controlled by ADP such as address books, personal digital assistants, smart phones, cloud storage services, and social and business websites); proposals made to current or prospective Clients, Business Partners, and Vendors or other information contained in offers or proposals to such Clients, Business Partners, and Vendors; the terms of any arrangements or agreements with Clients, Business Partners, and Vendors, including the amounts paid for such services or how pricing was developed by ADP, the implementation of Client-specific projects, the identity of Business Partners and Vendors, and Business Partner and Vendor pricing information, the composition or description of future services that are or may be provided by ADP; ADP’s financial, marketing, and sales information; technical expertise and know-how developed by ADP, including the unique manner in which ADP conducts its business; employee lists, employee capabilities, employee personnel information, prospective employee information, and employee training information and practices; Personally Identifiable Information; and Protected Health Information. Confidential Information also includes any information disclosed to ADP by a third party (including, without limitation, current or prospective Clients, Business Partners, and Vendors) that ADP is obliged to treat as confidential. This definition of Confidential Information excludes information that is or becomes known or generally available in the public domain through lawful means other than through my act or failure to act. This definition of Confidential Information and the use of the term Confidential Information in this Restrictive Covenant Agreement are not meant to limit ADP’s rights under applicable trade secrets laws, and ADP specifically reserves all of its rights under all applicable laws concerning trade secrets.

f.“Creative Works” means any and all works of authorship including, for example, written documents, spreadsheets, graphics, designs, trademarks, service marks, algorithms, computer programs or code, protocols, formulas, mask works, brochures, presentations, photographs, music or compositions, manuals, reports, and compilations of various elements, whether or not patentable or registrable under copyright, trademark, or similar domestic and international laws.

g.“Material Business Contact” means contact that is intended to establish or strengthen a business relationship for ADP.

h.“Personally Identifiable Information” (“PII”) is Confidential Information and includes an individual’s first name and last name or first initial and last name in combination with any of the following: an individual’s social security number, tax identification number, social insurance number, driver’s license number, government-issued identification card number, financial or bank account information, healthcare information, or credit, debit or payroll card number.

i.“Protected Health Information” (“PHI”) is Confidential Information and includes information that is created, received, and/or maintained by the Company related to an individual’s health care (or payment related to health care) that directly or indirectly identifies the individual.

j.“Severance Period” means the eighteen (18) month period following September 30, 2025, which was the date on which my employment with ADP was terminated.

k.“Vendors” means any individual, corporation, limited liability company, partnership, joint venture, association, or other entity, regardless of form, or government entity that supplies materials or services to ADP for internal use.

2.     Duties and Best Efforts. I agree that I am prohibited from accessing any of ADP’s computer systems, servers, drives, or databases for any competitive or conflicting purpose and that any authorization for such access is revoked and prohibited by ADP once I engage in any competitive or conflicting activities or take any material steps towards accomplishing any competitive or conflicting activities.

3.     Non-Competition. I agree that during my Severance Period and for a period of twelve (12) months following my Severance Period, I will not, directly or indirectly, own, manage, operate, join, control, finance, be employed by or with, or participate in any manner with a Competing Business where doing so will require me to (i) provide the same or substantially similar services to a Competing Business as those which I provided to ADP while employed, or (ii) use, disclose or disseminate ADP’s Confidential Information or trade secrets. However, nothing shall prevent me from owning, as an inactive investor, securities of any competitor of ADP which is listed on a national securities exchange.

4.     Non-Solicitation of and Non-Interference with Clients, Business Partners, and Vendors.

a.Clients: I agree that during my Severance Period and for a period of twelve (12) months following my Severance Period, I will not, either on my own behalf or for any Competing Business, directly or indirectly, solicit, divert, appropriate, or accept any business from, or attempt to solicit, divert, appropriate, or accept any business from any Client for the purposes of providing products or services that are the same as or substantially similar to those provided in the Business of ADP. I also agree that I will not induce or encourage or attempt to induce or encourage any Client to cease doing business with ADP or materially alter their business relationship with ADP.

b.Business Partners: I agree that during my Severance Period and for a period of twelve (12) months following my Severance Period, I will not, either on my own behalf or for any Competing Business, directly or indirectly engage, contract with, solicit, divert, appropriate or accept any business from, or attempt to engage, contract with, solicit, divert, appropriate or accept any business from any Business Partner for the purpose of providing to me or any Competing Business any product or service that is (a) the same as or substantially similar to the product or service provided to ADP and which ADP uses for, uses for obtaining, or distributes to, its Clients or (b) specialized, customized or designed by the Business Partner for ADP. This provision applies only to a Business Partner: (i) with whom ADP currently has a commercial or business relationship in connection with the Business of ADP; (ii) with whom ADP has had a commercial or business relationship in connection with the Business of ADP within the one (1) year period prior to my voluntary or involuntary termination of employment, for whatever reason, with or without cause, from ADP; or (iii) about whom I have any Confidential Information or trade secret information. I also agree that I will not induce or encourage or attempt to wrongfully induce or encourage any Business Partner to cease doing business with ADP or materially alter their business relationship with ADP.

c.Vendors: I agree that during my Severance Period and for a period of twelve (12) months following my Severance Period, I will not induce or encourage or attempt to wrongfully induce or encourage any Vendor to cease doing business with ADP or materially alter its business relationship with ADP.

5.     Non-Solicitation of Employees. I agree that during my Severance Period and for a period of twelve (12) months following my Severance Period, I will not, directly or indirectly, hire, solicit, recruit, or encourage to leave ADP, any current employees of ADP or hire, solicit, recruit, or contract with employees who terminate their employment with ADP within twelve (12) months following my Severance Period.

6.     Non-Disclosure and Non-Use of Confidential Information and Trade Secrets. I will not at any time following the termination of my employment with ADP access, disclose, use, reproduce, distribute, or otherwise disseminate ADP’s Confidential Information or trade secrets or take any action causing, or fail to take any action necessary in order to prevent, any such information to lose its character or cease to qualify as Confidential Information or a trade secret. I will not comment publicly or publish written materials on the unique manner in which ADP operates its business without the express written consent of the Chief Legal Officer or his designee, including but not limited to comments to members of the press and media, other members of the public, on social media or in books or articles of any kind. I agree to inquire with ADP if I have any questions about whether I am authorized or required to access, use, reproduce, distribute, or otherwise disseminate ADP’s Confidential Information or whether particular information is Confidential Information or a trade secret before accessing, using or disclosing such information. I understand that nothing in this Agreement prohibits me from reporting possible violations of state or federal law or regulation to any governmental agency or entity or from communicating with any such agency or entity regarding the same or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information without notice to ADP. This Agreement does not limit my right to receive an award for information provided to any government agencies. I understand that nothing in this Agreement shall have the purpose or effect of concealing details related to a claim of discrimination, retaliation, or harassment. I also agree to immediately return to ADP all property and information belonging to ADP such as keys, credit cards, telephones, tools, equipment, computers, passwords, access codes, and electronic storage devices, as well as all originals, copies, or other physical embodiments of ADP’s Confidential Information or trade secrets (regardless of whether it is in paper, electronic, or other form), including any such information in any programs, business forms, manuals, correspondence, files, databases, or on computer disks or any other storage medium, including but not limited to cloud storage, whether or not owned or controlled by me or ADP (e.g., social and business networking websites, web-based email servers, Notability, or cloud storage services), immediately upon termination of my employment, and I agree not to keep, access, disclose, use, reproduce, distribute, or otherwise disseminate any copies, electronic or otherwise, of any of the foregoing. I also understand that my obligations under this paragraph, as well as the other covenants in this Restrictive Covenant Agreement, extend to my activities on the internet, including my use of business-oriented social networking sites such as LinkedIn and Facebook.

I understand that nothing in this Agreement shall in any way limit or prohibit me from engaging in any Protected Activity. Protected Activity includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment, retaliation, or discrimination or any other conduct that I have reason to believe is unlawful. I understand that I may engage in Protected Activity voluntarily. I also understand that I do not have to seek approval from ADP prior to engaging in any Protected Activity and I do not have to notify ADP after I have engaged in any Protected Activity. Notwithstanding the foregoing, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace, possible securities law violations, or the activity otherwise protected herein. I further understand that Protected Activity does not include the disclosure of any information that I obtained through a communication that was subject to the Company’s attorney-client privilege, unless disclosure of that information would otherwise be permitted by an attorney pursuant to 17 C.F.R. Section 205.3(d)(2), applicable state attorney conduct rules, or otherwise. In addition, pursuant to the Defend Trade Secrets Act of 2016, I understand that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. I understand that nothing in this Agreement limits my right to receive an award for information provided to any governmental agency. Finally, nothing in this Agreement constitutes a waiver of any rights I may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act (“NLRA”). For purposes of clarity, nothing in this Agreement shall be interpreted to impair or limit my participation in any legally protected activities, such as (i) forming, joining, or supporting labor unions, (ii) bargaining collectively through representatives of employees’ choosing, (iii) discussing wages, benefits, or terms and conditions of employment, and (iv) discussing, or raising complaints about, working conditions for the purpose of mutual aid or protection of my or the Company’s other current or former employees, to the extent such activities are protected by Section 7 of the NLRA. I understand that nothing in the Agreement shall limit or prohibit me from engaging in any protected conduct set forth in this section.

7.     Prior Agreements and Disclosure of Agreement to Third Parties. I agree to provide a copy of this Restrictive Covenant Agreement to any subsequent employer, person, or entity to which I intend to provide services that may conflict with any of my obligations in this Restrictive Covenant Agreement prior to engaging in any such activities and to provide ADP in writing the name and address of any such employer, person, or entity and a description of the services I intend to provide prior to engaging in any such activities. I agree that ADP may also provide a copy of this Restrictive Covenant Agreement or a description of its terms to any Client, subsequent employer, or other third party at any time as it deems necessary to protect its interests, and I agree to indemnify ADP against any claims and hold ADP harmless from any losses, costs, attorneys’ fees, expenses, fees, and damages arising out of my failure to comply with this paragraph or ADP’s providing a copy of this Agreement or a description of its terms to any Client, subsequent employer, or other third party.

8.     Severability and Reformation. I agree if any particular paragraph, subparagraph, phrase, word, or other portion of this Restrictive Covenant Agreement is determined by an appropriate court to be invalid or unenforceable as written, it shall be modified as necessary to be made valid or enforceable, and such modification shall not affect the remaining provisions of this Restrictive Covenant Agreement, or if it cannot be modified to be made valid or enforceable, then it shall be severed from this Restrictive Covenant Agreement, and all remaining terms and provisions shall remain enforceable. As it relates to the practice of law, this Restrictive Covenant Agreement should be interpreted consistent with the limitations imposed by the New Jersey Rules of Professional Conduct and/or the Model Rules of Professional Conduct (or similar rules in other jurisdictions), including RPCs 5.6, 1.9 and 1.6. If any provision in this Agreement causes the acknowledgment of the Agreement to violate any of the above-referenced RPCs as it relates to the practice of law, such provision(s) will be deemed void and severed from the Agreement.

9.     Choice of Law, Venue, and Jurisdiction. The interpretation, validity, and enforcement of this Restrictive Covenant Agreement will be governed by the laws of the State of New Jersey, without regard to any conflicts of law principles that require the application of the law of another jurisdiction. I agree that any action by me to challenge the enforceability of this Restrictive Covenant Agreement must be brought or litigated exclusively in the appropriate state or federal court located in the State of New Jersey. I also agree that any action by ADP to enforce this Restrictive Covenant Agreement, as well as any related disputes or litigation related to this Restrictive Covenant Agreement, may, but does not have to, be brought in the appropriate state or federal court located in the State of New Jersey. I agree and consent to the personal jurisdiction and venue of the federal or state courts of New Jersey for resolution of any disputes or litigation arising under or in connection with this Restrictive Covenant Agreement or any challenge to this Restrictive Covenant Agreement and waive any objections or defenses to personal jurisdiction or venue in any such proceeding before any such court.

10.     Survival. All non-competition, non-solicitation, non-disclosure and non-use, non- recruiting, intellectual property, and Restrictive Covenant Agreement disclosure obligations under paragraphs four (4) through seven (7) of this Restrictive Covenant Agreement shall survive the termination of my employment for any reason and with or without cause, and no dispute regarding any other provisions of the Restrictive Covenant Agreement or regarding my employment or the termination of my employment shall prevent the operation and enforcement of these obligations.

11.     Relief, Remedies, and Enforcement. I acknowledge that ADP is engaged in a highly competitive business, and the covenants and restrictions contained in this Restrictive Covenant Agreement, including the geographic and temporal restrictions, are reasonably designed to protect ADP’s legitimate business interests, including ADP goodwill and client relations, Confidential Information and trade secrets, and the specialized skills and knowledge gained by me and ADP’s other employees during our employment. I acknowledge and agree that a breach of any provision of this Restrictive Covenant Agreement by me will cause serious and irreparable damage to ADP that will be difficult to quantify and for which a remedy at law for monetary damages alone may not be adequate. Accordingly, I agree that if ADP should bring an action to enforce its rights under this Restrictive Covenant Agreement and ADP establishes that I have breached or threatened to breach any of my obligations under this Restrictive Covenant Agreement, ADP shall be entitled, in addition to all remedies otherwise available in law or equity, to a temporary restraining order, a preliminary injunction, and a permanent injunction enjoining such breach or threatened breach in any court of competent jurisdiction without the necessity of posting a surety bond, as well as an equitable accounting of all profits or benefits arising out of any violation of this Restrictive Covenant Agreement, and ADP shall be entitled to cease to pay or provide any further benefits under the Automatic Data Processing, Inc. Corporate Officer Severance Plan to me and I will, upon ten (10) days’ prior written demand by ADP, promptly reimburse ADP any benefits already paid or provided under the Automatic Data Processing, Inc. Corporate Officer Severance Plan to me since the date of such breach. I also agree that nothing in this Restrictive Covenant Agreement shall be construed to prohibit ADP from pursuing any and all other legal or equitable remedies available to it for breach of any of the provisions of this Restrictive Covenant Agreement, including the disgorgement of any profits, bonuses, equity, commissions, or fees realized by me, any subsequent employers, any business owned or operated by me or to which I provide services, or any of my agents, heirs, or assigns. I also agree that that the knowledge, skills, and abilities I possess at the time of commencement of my employment are sufficient to permit me to earn a livelihood satisfactory to me without violating any provision of paragraphs four (4) through seven (7) above, for example, by using such knowledge, skills, and abilities, or some of them, in the service of business that is not competitive with ADP. I further agree to pay any and all legal fees, including without limitation, all attorneys’ fees, court costs, and any other related fees and/or costs incurred by ADP in enforcing this Restrictive Covenant Agreement.

12.     Tolling. The restricted time periods in paragraphs three (3) through five (5) above shall be tolled during any time period that I am in violation of such covenants, as determined by a court of competent jurisdiction, so that ADP may realize the full benefit of its bargain. This tolling shall include any time period during which litigation is pending, but during which I have continued to violate such protective covenants and a court has declined to enjoin such conduct or I have failed to comply with any such injunction.

13.     Entire Agreement and Validity of Terms. I agree that I do not rely, and have not relied, upon any representation or statement not set forth herein by ADP or any of ADP's agents, representatives, or attorneys, and that this Restrictive Covenant Agreement may be changed only by a subsequent agreement in writing signed by both parties. I understand that I may have an existing agreement(s) with ADP, through acquisition of a prior employer or otherwise, that may include the same or similar covenants as those in this Restrictive Covenant Agreement, and acknowledge that this Restrictive Covenant Agreement is meant to supplement any such agreement(s) such that the covenants in the agreements that provide ADP with the greatest protection enforceable under applicable law shall control, and that the parties do not intend to create any ambiguity or conflict through the execution of this Restrictive Covenant Agreement that would release me from the obligations I have assumed under the protective covenants in any of these agreements.

14.     Electronic Signature. I agree that ADP may enforce this Restrictive Covenant Agreement with a copy for which I have provided an electronic signature.

15.     Assignment and Successorship. This Restrictive Covenant Agreement and ADP’s rights and obligations hereunder may be assigned by ADP and shall inure to the benefit of and shall be enforceable by any such assignee, as well as any of ADP’s successors in interest. This Restrictive

Covenant Agreement and my rights and obligations may not be assigned by me, but are binding upon my heirs, administrators, executors, and personal representatives.

16.     Waiver. ADP’s waiver of a breach of any provision of this Restrictive Covenant Agreement in any particular instance shall not be deemed to be a waiver of any other breach in any other instance and/or of ADP’s other rights at law, in equity, or under this Restrictive Covenant Agreement. ADP’s failure to take action against any other employee for similar breaches shall not operate as a wavier by ADP of a breach as to me. Any waiver by ADP of any breach of this Restrictive Covenant Agreement by me shall not be effective unless in writing signed by a Corporate Officer of ADP, and no such waiver with regards to me or any other person under a similar agreement shall operate or be construed as a waiver of the same type of breach or any other breach on a subsequent occasion by me or any other person or entity.

17.     Jury Trial Waiver. I agree that, to the fullest extent permitted by law, each party waives any right to trial by jury with respect to any proceeding arising out of or relating to this Restrictive Covenant Agreement.

18.     Opportunity to Review. I agree that I have read this Restrictive Covenant Agreement before signing it, understand its terms, and that I have had the opportunity to have legal counsel review this agreement, prior to signing it, and I acknowledge that I have not been forced or coerced in any manner to sign this Restrictive Covenant Agreement and do so of my own free will.

IN WITNESS WHEREOF, I have executed this Restrictive Covenant Agreement as of the date set forth below.

Signed: /s/ Don McGuire

Printed Name: Don McGuire

Date: 8/1/25

Exhibit B

RELEASE

WHEREAS, I, the undersigned, am a participant in the Automatic Data Processing, Inc. Corporate Officer Severance Plan (the “Plan”);

WHEREAS, my employment with the Company will be terminated effective September 30, 2025;

WHEREAS, the Company and I entered into a Separation Agreement and Release, dated August 1, 2025 (the “Separation Agreement”); and

WHEREAS, this “Release” is referred to in Section 3 of the Plan.

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration contained herein and received or to be received in accordance with the terms of the Separation Agreement and the Plan (including the Severance Benefits outlined in Section 2.3 and Section 2.4 of the Plan (other than the Accrued Obligations)), I hereby agree as follows (capitalized terms not defined herein are as defined in the Plan):

1.Without prejudice to enforcement of the covenants, promises, or rights reserved herein, I (on my own behalf and on behalf of my heirs and legal representatives, administrators, successors, and assigns (collectively, the “Successors”)) hereby irrevocably and unconditionally release, acquit, and forever discharge the Company and (only with respect to each such following person’s affiliation with the Company) all its subsidiaries, Affiliates, related companies, and divisions and its and their past, present, and future employees, officers, directors, agents, carriers, and shareholders and its and their predecessors, successors and assigns (collectively, “Releasees from and against all claims, actions and causes of action, of every kind, nature and description without limitation, whether created by any constitution, statute, common law, regulation, municipal ordinance, executive order, contract, duty or obligation arising from my employment with the Company (or termination thereof), that exist as of the date I sign this Release (“Claims”), except as provided below in this Section and in Section 2. This Release includes all Claims arising under all federal, state and local employment discrimination, whistleblower and anti-retaliation statutes, ordinances or regulations including, but not limited to, Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act of 2009, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1988, the Worker Adjustment Retraining and Notification Act, the Fair Labor Standards Act of 1938, the Occupational Safety and Health Act of 1970, the Sarbanes-Oxley Act of 2002, the Americans with Disabilities Act, the Family and Medical Leave Act, the Labor Management Relations Act, the Health Insurance Portability and Accountability Act, all as amended, the Employment Rights Act of 1996, the Equality Act of 2010, the Unfair Contract Terms Act of 1977, the Protection from Harassment Act of 1997, and all other sex, sexual orientation, marital status, religion, race, national origin, veterans’, disability, age discrimination, whistleblower and anti-retaliation laws, including but not limited to, the New Jersey Conscientious Employee Protection Act, and the New Jersey Law Against Discrimination. I expressly waive all rights I may have under such laws, and under any amendments thereto, any claims based on contract, tort, public policy, or any principle of law or equity, and any claim for money, damages, attorneys’ fees, costs, and injunctive or other relief. Anything to the contrary notwithstanding, nothing herein will release the Company or any other Releasees from any claims or damages based on (i) any right I may have to enforce the provisions of the Separation Agreement and Plan that are intended to survive a Termination of my employment with the Company, (ii) any right or claim that arises after the date this Release is executed or that otherwise may not be legally released, (iii) any right I may have to Accrued Obligations, (iv) my right to indemnification and advancement of expenses in accordance with applicable laws or the certificate of incorporation and bylaws (or any other governing documents) of the Company, or any applicable insurance policy (including, without limitation, any directors and officers insurance or similar policies), or (v) any right I may have to obtain contribution as permitted by law in the event of entry of judgment against me as a result of any act or failure to act for which I, on the one hand, and any of the Releasees, on the other hand, are jointly liable.

2.     Except as provided in this Section, this Release will serve as a bar to all claims, charges, complaints, and actions by me or my Successors against any of the Releasees with respect to items released herein and neither I nor any of my Successors will file any claims, charges, complaints, or actions with respect to items released herein. Notwithstanding the foregoing, it is understood that I will not be precluded by this Release from filing a charge with any relevant federal, state, or local administrative agency, court, or other body challenging the validity of the release of my claims under ADEA, or initiating or participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the Securities and Exchange Commission, or other federal, state or local agency or authority, and I understand that I am not required to notify the Company of such communications or disclosures. However, I agree to waive my rights with respect to any monetary or other financial relief arising from any such proceeding or investigation. To the extent that any claim, charge, complaint, or action released by me in this Release is brought by me or my Successors for my benefit or on my behalf, I (and my Successors) expressly waive any claim to any form of monetary or other damages, including, without limitation, attorneys’ fees and costs, or any other form of personal recovery or relief in connection with any such claim, charge, complaint or action. Notwithstanding the foregoing, this Release does not limit my right to receive an award for information provided to any federal, state or local government agency. Additionally, I am not waiving or releasing any claims for unemployment compensation benefits, workers compensation benefits, claims under the Fair Labor Standards Act, health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA), or claims with regard to vested benefits under a retirement plan governed by the Employee Retirement Income Security Act (ERISA).

3.     I understand that I have been given a period of at least 21 days to review and consider this Release before signing it pursuant to the ADEA. I understand further that I may use as much of this 21-day period as I wish prior to signing. I ACKNOWLEDGE THAT I HAVE READ THE RELEASE CAREFULLY; THE RELEASE IS WORDED IN AN UNDERSTANDABLE WAY; I AM BEING ADVISED BY THIS WRITING TO CONSULT AN ATTORNEY PRIOR TO EXECUTING THE RELEASE; I FULLY UNDERSTAND THAT, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THE RELEASE, BY SIGNING BELOW I AM WAIVING ALL RIGHTS AND RELEASING ALL CLAIMS, INCLUDING, WITHOUT LIMITATION, ALL RIGHTS AND CLAIMS ARISING UNDER ADEA, THAT I MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE

RELEASEES, AS DESCRIBED IN THE RELEASE; I DO NOT WAIVE CLAIMS UNDER ADEA THAT MAY ARISE AFTER THE DATE I SIGN THE RELEASE; AND THE CONSIDERATION GIVEN BY THE COMPANY FOR THE WAIVER OF RIGHTS AND RELEASE OF CLAIMS IS IN ADDITION TO ANYTHING OF VALUE TO WHICH I AM ALREADY ENTITLED. I ACKNOWLEDGE THAT I HAVE NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THE RELEASE AND I AGREE TO ALL OF ITS TERMS VOLUNTARILY.

4.     I acknowledge and represent that I understand that I may revoke this Release within 7 days after signing this Release. Revocation can be made by delivering a written notice of revocation to the Committee at the address specified in Section 9.1 of the Plan. For this revocation to be effective, written notice must be received no later than the close of business on the seventh day after I sign this Release.

5.     I represent and acknowledge that in executing this Release I am not relying upon, and have not relied upon, any representation or statement not set forth herein made by any of the agents, representatives, or attorneys of the Company.

6.     This Release will not in any way be construed as an admission by me that I have acted wrongfully. I also acknowledge and agree that I have not, with respect to any transactions or state of facts existing prior to the date hereof, (a) other than any actions not precluded as provided in Section 2 above, filed any actions with respect to the Company or any of the Releasees with any governmental agency, court, or tribunal or (b) assigned or transferred any action to a third party. I agree further to dismiss with prejudice all pending civil lawsuits related to any such claim, charge, complaint or action, except as provided in Section 2 above.

7.     Should any provision hereof be invalid or otherwise unenforceable under any law, such provision will be curtailed and to the extent necessary to bring it within the requirements of law, and the remaining limited provisions of this Release will remain in full force and effect and be fully valid, and I represent and agree that I (a) have, to the extent that I desire, discussed all aspects of this Release with my attorney, (b) have carefully read and fully understand all of the provisions of this Release, and (c) am voluntarily entering into this Release.

8.     This Release may be amended or modified only by a writing signed by both the Company and me.

9.     This Release will be governed by, and construed in accordance with, the laws of the State of New Jersey, applicable to contracts executed and performed in such state.

10.     If I revoke this Release (including, without limitation, the waiver of rights and release of any ADEA claims covered hereby), I will be deemed not to have accepted any of the terms of this Release and I will not be entitled to any Severance Benefits under the Plan.

IN WITNESS WHEREOF, I have executed this Release as of the date set forth below.

Signed: /s/ Don McGuire

Printed Name: Don McGuire

Date: 8/1/25